EXHIBIT 4.35

EXECUTION COPY

SECOND FORBEARANCE AGREEMENT

             THIS SECOND FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of August 31, 2001 among LEINER HEALTH PRODUCTS INC. (the “U.S. Borrower”), VITA HEALTH PRODUCTS INC. (the “Canadian Borrower,” and together with the U.S. Borrower, the “Borrowers”), THE BANK OF NOVA SCOTIA, as U.S. Agent and as Canadian Agent, and the lenders party to the Credit Agreement referred to below.

RECITALS

             A.         Pursuant to that certain Amended and Restated Credit Agreement, dated as of May 15, 1998 (as further amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given them in the Credit Agreement), the Agents and the Lenders made Loans and other financial accommodations to the Borrowers.

             B.          The following Defaults or Events of Default (the “Existing Defaults”) exist under the Credit Agreement:

                           1.          The failure of the Borrowers to comply with each of the financial covenants set forth in Section 9.2.4 of the Credit Agreement as of or for the Fiscal Quarters ending December 31, 2000, March 31, 2001, and June 30, 2001; and

                           2.          The Borrowers’ breach of the representations, warranties and statements contained in the Loan Documents in connection therewith.

             C.          On or about June 29, 2001, the Borrowers, the Agents and the Lenders entered into a forbearance agreement (the “First Forbearance Agreement”) pursuant to which the Agents and the Lenders agreed to forbear with respect to their rights or remedies against the Borrowers based on the Existing Defaults until September 1, 2001 and agreed that the forbearance period would be automatically extended if the Borrowers met certain conditions set forth in Section 1(b) of the First Forbearance Agreement.

             D.         The Borrowers, the Agents and the Lenders are continuing to discuss the terms of a restructuring of the Borrowers’ indebtedness and liabilities, and the Borrowers have requested that the Required Lenders extend their forbearance on the terms and conditions set forth below.

             E.          The Required Lenders are willing to forbear from exercising their rights and remedies in connection with the Existing Defaults on the terms and conditions set forth herein.

AGREEMENT

             In consideration of the Recitals and of the mutual promises and covenants contained herein, the Borrowers, the Agents and the Required Lenders agree as follows:

             Section 1.  Agreement to Forbear.

                           (a)         Forbearance.  During the period (the “Forbearance Period”) commencing on the date hereof and ending on the earlier to occur of September 28, 2001 and the date of any Forbearance Default (as defined below), and subject to the satisfaction of the conditions set forth in Section 2 hereof, the Agents and the Lenders will forbear from exercising their rights and remedies under the Credit Agreement and the other Loan Documents solely with respect to the Existing Defaults.  “Forbearance Default” shall mean: (i) an Event of Default (other than the Existing Defaults), (ii) the failure of either Borrower to keep or perform any of the covenants or agreements contained herein providing for a payment or prepayment to the Agents or the Lenders, (iii) the failure of either Borrower to keep or perform any of the covenants or agreements contained herein (other than those referred to in clause (ii) above) two Business Days after the date the Borrowers receive written notice from an Agent of any such failure (the “Notice Period”), provided that in the event any such failure is remedied within the Notice Period, such failure shall not constitute a Forbearance Default, (iv) any representation or warranty of either Borrower herein shall be incorrect when made or deemed made in any material respect, (v) negotiations between the Borrower and the potential equity investor in the Borrower terminate without the issuance of a commitment letter or (vi) negotiations between the U.S. Borrower and the holders of the U.S. Borrower’s 9-5/8% Senior Subordinated Notes due 2007 (the “Notes”) terminate without agreement on a term sheet for the treatment of the Notes.

                           (b)        Nature of the Forbearance.  The forbearance set forth herein is limited and shall not be deemed (i) a waiver of any Default or Event of Default, including the Existing Defaults, which now exist or may hereafter arise, (ii) a forbearance with respect to any term, condition or obligation of the Borrowers in the Credit Agreement or any other Loan Document other than the Existing Defaults, (iii) a waiver of any of the conditions precedent to Credit Extensions contained in Section 7.2 of the Credit Agreement or (iv) subject to the terms contained herein, to prejudice any right or remedy which any Agent or any Lender may now or in the future have under or in connection with the Credit Agreement or any other Loan Document.

             Section 2.  Conditions Precedent to Effectiveness of Agreement.  This Agreement shall not be effective unless and until each of the following conditions shall have been satisfied in the sole discretion of the Agents:

                           (a)         The Agents shall have received (i) counterparts of this Agreement duly executed by each of the Borrowers and the Required Lenders and (ii) an Affirmation and Consent, in form and substance satisfactory to the Agents, duly executed by each of the Guarantors.

                           (b)        The Agents shall have received, for the pro rata benefit of the Lenders executing this Agreement on or before September 7, 2001 (the “Consenting Lenders”), a forbearance fee of $300,000, which shall be fully earned when paid and nonrefundable.

                           (c)         The Borrowers shall have deposited in immediately available funds with (i) the U.S. Agent, $1,958,052.80 representing interest that will accrue on the Credit Extensions under the U.S. Facility (calculated based on the U.S. Alternate Base Rate as in effect on the date hereof and as increased hereunder) and (ii) the Canadian Agent, Cdn.$315,877.86, representing interest that will accrue on the Credit Extensions under the Canadian Facility (calculated based on the Canadian Prime Rate as in effect on the date hereof and as increased hereunder), in each case for October 2001.  The foregoing payments shall be held in escrow on terms satisfactory to the applicable Agent and shall be applied by the applicable Agent to the monthly payment of interest on the applicable Credit Extensions for October 2001.

                           (d)        The Agents shall have been reimbursed for the unpaid fees and expenses incurred through the date hereof of its professionals, including the unpaid fees and expenses of Luskin, Stern & Eisler LLP, PricewaterhouseCoopers LLP, Casas, Benjamin & White, LLC (“CBW”) and Hunton & Williams.

             Section 3.  Representations and Warranties.  The Borrowers hereby represent and warrant to the Agents and to the Lenders as follows:

                           (a)         Recitals.  The Recitals in this Agreement are true and correct in all respects.

                           (b)        Incorporation of Representations and Statements.  All statements of the Borrowers contained in Section 7.2.1 of the Credit Agreement, and all representations and warranties of the Borrowers in the Credit Agreement and the other Loan Documents, are incorporated herein in full by this reference and are, other than with respect to the Existing Defaults, true and correct as of the date hereof in all material respects.

                           (c)         Power; Authorization.  Each of the Borrowers has the corporate power, and has been duly authorized by all requisite corporate action, to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the Borrowers.

                           (d)        Enforceability.  This Agreement is the legal, valid and binding obligation of each of the Borrowers, enforceable against them in accordance with its terms.

                           (e)         No Violation.  The execution, delivery and performance of this Agreement does not and will not (i) violate any law, rule, regulation or court order to which either of the Borrowers is subject, (ii) conflict with or result in a breach of any Organic Document of the Borrowers or any agreement or instrument to which either of the Borrowers is party or by which it or its properties are bound, or (iii) result in the creation or imposition of any Lien, security interest or encumbrance on any property of either of the Borrowers, whether now owned or hereafter acquired, other than liens in favor of the Agents.

                           (f)         Obligations.  As of the date hereof the outstanding principal balance of the U.S. Revolving Loans is $90,867,415.83; U.S. Letter of Credit Outstandings is $11,902,372 (of which $1,600,000 is cash collateralized under the terms of a Cash Collateral Agreement dated as of April 16, 2001); Term B Loans is $65,295,196.41; Term C Loans is $62,437,081.93; Term D Loans is $29,329,342.26; Canadian Revolving Loans is Cdn.$28,739,530; Canadian Swingline Loans is Cdn.$230,000; and Canadian Term Loans is Cdn.$16,587,824.21.  Interest and fees have accrued thereon as provided in the Credit Agreement and the other Loan Documents.  The obligation of the Borrowers to repay the Loans, together with all interest and fees accrued thereon, and the other Obligations is absolute and unconditional, and there exists no right of set off or recoupment, counterclaim or defense of any nature whatsoever to payment of the Obligations.

             Section 4.  Covenants of Borrowers.  The Borrowers agree as follows:

                           (a)         Forecasts.  By no later than 4:00 p.m. on the second Business Day of each week, the Borrowers will deliver to the Agents updated weekly rolling cash flow forecasts for the following twelve week period, together with an actual to forecast variance analysis for the preceding week, which forecasts shall also include a certification from an Authorized Officer of the U.S. Borrower representing to the information required pursuant to paragraph (c) below.

                           (b)        U.S. Balance Sheets.  Within 30 days after the end of each month, the Borrowers will deliver to the Agents consolidated and consolidating balance sheets of the U.S. Borrower and its Subsidiaries (including consolidating balance sheets of the Canadian Borrower and its Subsidiaries) as of the end of such month, and consolidated and consolidating statements of earnings and cash flow of the U.S. Borrower and its Subsidiaries (including consolidating statements of earnings and cash flow of the Canadian Borrower and its Subsidiaries) for such month and for the period commencing at the end of the previous Fiscal Year and ending with the last day of such month.

                           (c)         Disbursements, etc.  The Borrowers will not permit cumulative (from July 1, 2001) disbursements for all applicable months, as set forth in the Borrowers’ June 27, 2001 rolling 13-week forecast, as may be revised with the approval of CBW (the “Forecast”), to exceed 110% of the cumulative (from July 1, 2001) amounts set forth therefor in the Forecast and will not permit the cash balance (inclusive of amounts escrowed for October 2001 interest under Section 2(c) hereof) at the end of any month to be less than 90% of the cash balance set forth in the Forecast for such month.  The Borrowers agree that all payments or disbursements to an Affiliate or employee of a Borrower (including Severance Payments (as defined below)) inconsistent with the Forecast or which are otherwise outside of the ordinary course of business must be approved in advance by David Coles.

                           (d)        Cooperation.  The Borrowers agree to cooperate fully with the Agents, the Lenders and their professionals, including in connection with any audit or appraisal of the business, assets or financial condition of the Borrowers and their Subsidiaries, in all cases at the Borrowers’ expense.

                           (e)         Payment of Fees.  In addition to and not in limitation of the terms of Section 12.3 of the Credit Agreement, the Borrowers agree to pay on demand all reasonable fees and expenses of (i) the Agents and all professionals retained by the Agents or by Luskin, Stern & Eisler LLP (including special counsel engaged to review various litigation issues), and (ii) each Lender (other than the legal fees of each Lender expressly excepted from payment under Section 12.3 of the Credit Agreement), in each case incurred in connection with the Credit Agreement or this Agreement and the matters contemplated hereby and the restructuring of the Obligations, and whether incurred prior to or subsequent to the date hereof.

                           (f)         Bank Accounts.  Neither the Borrowers nor any of their Subsidiaries will maintain any checking, savings or other account at any bank or other financial institution, or any other account where money or securities may be deposited or maintained, other than the accounts specified in the Amended and Restated Perfection Certificate dated as of June 15, 2001.

                           (g)        Suspension of Commitments.  The Commitments are suspended.

                           (h)        LIBOR Restrictions.  The outstanding principal amount of the Loans may not be continued as, or converted into, LIBO Rate Loans or Canadian BAs, as applicable.

                           (i)          Increased Interest.  The Applicable Margin shall in each case be increased by 1% over that otherwise in effect in accordance with the terms of the Credit Agreement.

                           (j)          Restrictions on Indebtedness, Etc.  The Borrowers and their Subsidiaries are prohibited from incurring Indebtedness under clauses (d), (g), (h) or (l) of Section 9.2.2 of the Credit Agreement; making Investments under clauses (f), (i) or (j) of Section 9.2.5 of the Credit Agreement; redeeming shares of Capital Stock under clause (iii) of the proviso to Section 9.2.6 of the Credit Agreement; consummating acquisitions or mergers under clauses (b), (c) or (d) of Section 9.2.10 of the Credit Agreement; or paying any fees under clause (b) of Section 9.2.13 of the Credit Agreement.

                           (k)         Monthly Payment of Interest and Fees.  All interest for Base Rate Loans and Canadian Prime Rate Loans, and all Letter of Credit fees payable under Section 5.3.3 of the Credit Agreement, shall be payable in arrears on the fifteenth day of each month (instead of the Quarterly Payment Dates).

                           (l)          Canadian Balance Sheets.  Within 21 days after the end of each month, the Canadian Borrower will deliver to the Canadian Agent consolidated and consolidating balance sheets of the Canadian Borrower and its Subsidiaries as of the end of such month and consolidated statements of earnings and cash flow of the Canadian Borrower and its Subsidiaries for such month and for the period commencing at the end of the previous Fiscal Year and ending with the last day of such month.

                           (m)        Intercompany Dispositions.  The U.S. Borrower and its U.S. Subsidiaries will not, directly or indirectly, make any Investments (including intercompany loans or capital contributions) in or to the Canadian Borrower or any of the Canadian Borrower’s Subsidiaries, or sell, transfer, lease, contribute or otherwise convey (including by way of merger), or grant options, warrants or other rights (all collectively referred to as a “Disposition”) with respect to all or any part of their assets to the Canadian Borrower or any of the Canadian Borrower’s Subsidiaries other than in the ordinary course of business consistent with past practices.  The Canadian Borrower and its Subsidiaries will not, directly or indirectly, make any Investments (including intercompany loans or capital contributions) in or to (or pay dividends or make distributions to) the U.S. Borrower or any of the U.S. Borrower’s U.S. Subsidiaries, or make any Disposition with respect to all or any part of their assets to the U.S. Borrower or any of the U.S. Borrower’s U.S. Subsidiaries, other than in the ordinary course of business consistent with past practices.

                           (n)        Restrictions on Reallocation of Commitments.  The Borrowers’ right to reallocate the unused Canadian Revolving Loan Commitment Amount and the unused U.S. Revolving Loan Commitment Amount pursuant to, respectively, Sections 2.2.3 and 3.2.2 of the Credit Agreement is suspended.

                           (o)        Antitrust Proceeds.  Unless otherwise agreed to by the Required Lenders, including as to amount and application, concurrently with the receipt by either of the Borrowers or any of their Affiliates of any judgment, settlement or other proceeds or amounts, however characterized (with all of the foregoing collectively referred to as the “Proceeds”), arising from or in connection with any antitrust claims (the “Claims”) (including claims pending in (i) the United States District Court for the Central District of California styled Leiner Health Products Inc. v. F. Hoffman-LaRoche Ltd., et al., Case No. 99-09832-JSL and (ii) the United States District Court for the District of Columbia entitled In Re Vitamins Antitrust Litigation, MDL No. 1285, Misc. No. 99-0197, and all facts and circumstances at issue therein), the U.S. Borrower shall make, or cause to be made, a mandatory prepayment of the Loans in the amount of such Proceeds (with such prepayment being applied to the remaining Term Loan amortization payments pro rata in accordance with the amount of each such remaining Term Loan amortization payment) and the cash collateralization of all Letters of Credit and a corresponding reduction of each Revolving Loan Commitment Amount.  The Borrowers reaffirm and ratify the perfected security interest in the Claims and Proceeds of the Agents and the Lenders.

                           (p)        Restructuring.  The Borrowers will report to the Agents on a weekly basis with respect to the status of their negotiations with the potential equity investor in the Borrowers and the holders of the Notes.  The Borrowers agree to continue to negotiate a restructuring of their indebtedness and liabilities in good faith with the Agents and the Lenders.

                           (q)        Chief Operating Officer.  The U.S. Borrower agrees to hire a chief operating officer of the U.S. Borrower (the “COO”) who shall be reasonably satisfactory to the Agents and use good faith efforts to complete such hiring on or before October 15, 2001.  The Borrowers shall provide the Agents and CBW with access to the executive search firm retained in connection with the COO search process and will direct such firm to fully cooperate with the Agents and CBW regarding all reasonable requests for information or documentation in connection therewith.  The Borrowers will continue to work in good faith with the Agents and their professionals to refine the description of the required qualifications, capabilities, role and authority of the COO position.

                           (r)         Severance Agreements.  The Borrowers shall not enter into any severance agreement (a “Severance Agreement”) with, or similar arrangement providing for the payment of money or other consideration (a “Severance Payment”) to, any current or former employee in connection with the termination (under any circumstances) of such employee’s employment with a Borrower without the Agents’ prior written consent, which shall not be unreasonably withheld or delayed, provided that a Borrower may enter into a Severance and Release Agreement (a “Release”) which is contemplated by and executed in connection with a Severance Agreement existing on the date hereof, so long as such Release does not expand the rights of any employee under the related Severance Agreement.  The Borrowers will promptly deliver to the Agents copies of all Releases reasonably requested by the Agents or CBW and will not make any Severance Payments or enter into any Release without first providing 5 Business Days’ prior written notice to the Agents.  The Borrowers will not make any discretionary non-contractual Severance Payments without the Agents’ prior written consent.

                           (s)         Net Disposition Proceeds.  The Borrowers agree that notwithstanding anything to the contrary contained in the second sentence of the definition of “Net Disposition Proceeds” in the Credit Agreement, Net Disposition Proceeds shall exclude only an aggregate amount equal to $500,000 of proceeds of Permitted Dispositions received on or after July 1, 2001 through and until the termination of the Forbearance Period, provided that the proceeds of (i) any Permitted Disposition resulting in proceeds of less than $50,000 and (ii) the sale of Obsolete Inventory (as defined below), shall also be excluded from Net Disposition Proceeds and shall not be counted toward the $500,000 basket.  “Obsolete Inventory” shall mean inventory for which the U.S. Borrower took an inventory reserve for Fiscal Year 2001 or which comprises part of a discontinued product line, other than inventory transferred in connection with a sale of all of the stock, all or substantially all of the assets, or a division or other similar operating or administrative unit of a Borrower or a Subsidiary or Affiliate of a Borrower.  As part of the second weekly rolling cash flow forecast for any month, the U.S. Borrower shall deliver to the Agents, with respect to the prior month, a report certified by David Coles, of the sales value, standard cost and inventory reserve associated with the Obsolete Inventory sold in such month.

                           (t)         Continued Compliance with Loan Documents.  Each of the Borrowers will continue to comply with all of its covenants and other obligations under the Credit Agreement and the other Loan Documents.

The provisions contained in paragraphs (a), (c), (d), (f), (i), (o), (r) and (s) above shall continue to and including the date of termination of the Forbearance Period (and shall terminate on such date) and the provisions contained in paragraphs (b), (e), (g), (h), (j), (k), (l), (m), (n), (p), (q) and (t) shall survive termination of the Forbearance Period.  Nothing in this Agreement, including paragraph 4(s) or the termination thereof, shall prejudice or otherwise affect the right of any party to argue that the sale of Obsolete Inventory by a Borrower does or does not constitute a Permitted Disposition or that the proceeds of any such sale do or do not constitute Net Disposition Proceeds, and no party shall assert in any proceeding or other context that terms of paragraph 4(s) or the termination thereof are relevant to any such argument.

             Section 5.  Effect and Construction of Agreement.  Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms, and this Agreement shall not be construed to:

                           (a)         impair the validity, perfection or priority of any Lien or security interest securing the Obligations;

                           (b)        waive or impair any rights, powers or remedies of any Agent or any Lender under the Credit Agreement or any other Loan Document upon termination of the Forbearance Period, with respect to the Existing Defaults or otherwise;

                           (c)         constitute an agreement by any Agent or any Lender or to require any Agent or any Lender to extend the Forbearance Period, or grant additional forbearance periods, or extend the term of the Credit Agreement or the time for payment of any of the Obligations; or

                           (d)        require any Lender to make any Loans or other extensions of credit to the Borrower.

In the event of any inconsistency between the terms of this Agreement and the Credit Agreement or any of the other Loan Documents, this Agreement shall govern.  The Borrowers acknowledge that they have consulted with counsel and with such other experts and advisors as they have deemed necessary in connection with the negotiation, execution and delivery of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part hereof to be drafted.

             Section 6.  Reference to and Effect on the Loan Documents.

                           (a)         Upon the effectiveness hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the Credit Agreement, “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended hereby.

                           (b)        This Agreement shall be a Loan Document.

             Section 7.  Miscellaneous.

                           (a)         Further Assurances.  The Borrowers agree to execute such other and further documents and instruments as the Agents may request to implement the provisions of this Agreement.

                           (b)        Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  No other person or entity shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third-party beneficiary of this Agreement.

                           (c)         Integration.  This Agreement, together with the Credit Agreement and the other Loan Documents, constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter.  In entering into this Agreement, the Borrowers acknowledge that they are relying on no statement, representation, warranty, covenant or agreement of any kind made by any Agent, any Lender or any employee or agent of any Agent or any Lender, except for the agreements of the Agents and the Lenders set forth herein.

                           (d)        Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

                           (e)         Counterparts; Telecopied Signatures.  This Agreement may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be, and effective as, an original signature hereto.

                           (f)         Notices.  Any notices with respect to this Agreement shall be given in the manner provided for in Section 12.2 of the Credit Agreement.

                           (g)        Survival.  Except as otherwise provided herein, all representations, warranties, covenants, agreements, undertakings, waivers and releases of the Borrowers contained herein shall survive the termination of the Forbearance Period.

                           (h)        Amendment.  No amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Borrowers, the Agents and the Required Lenders.

             Section 8.  RELEASE OF CLAIMS.  EACH OF THE BORROWERS HEREBY ACKNOWLEDGES AND AGREES THAT IT DOES NOT HAVE ANY DEFENSES, COUNTERCLAIMS, OFFSETS, CROSS-CLAIMS, CLAIMS OR DEMANDS OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF THE LIABILITY OF THE BORROWERS TO REPAY ANY AGENT OR ANY LENDER AS PROVIDED IN THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM ANY AGENT OR ANY LENDER.  EACH OF THE BORROWERS HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES THE AGENTS AND THE LENDERS, AND EACH AGENT’S AND LENDER’S PREDECESSORS, AGENTS, EMPLOYEES, CONSULTANTS, ADVISORS, ATTORNEYS, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AGREEMENT IS EXECUTED, WHICH THE BORROWERS MAY NOW OR HEREAFTER HAVE AGAINST ANY SUCH AGENT OR LENDER, AND SUCH AGENT’S OR LENDER’S PREDECESSORS, AGENTS, EMPLOYEES, CONSULTANTS, ADVISORS, ATTORNEYS, SUCCESSORS AND ASSIGNS, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE CREDIT AGREEMENT OR OTHER LOAN DOCUMENTS, AND NEGOTIATION AND EXECUTION OF THIS AGREEMENT.

             Each of the Borrowers acknowledges and agrees that it understands the meaning and effect of Section 1542 of the California Civil Code which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

EACH OF THE BORROWERS AGREES TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS WHICH ARE RELEASED, WAIVED AND DISCHARGED BY THIS AGREEMENT.  EACH OF THE BORROWERS HEREBY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS WHICH IT MIGHT OTHERWISE HAVE UNDER THE AFOREMENTIONED SECTION 1542 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR LAW, TO THE EXTENT SUCH LAW MAY BE APPLICABLE, WITH REGARD TO THE RELEASE OF SUCH UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS.  TO THE EXTENT THAT SUCH LAWS MAY BE APPLICABLE, EACH OF THE BORROWERS WAIVES AND RELEASES ANY RIGHT OR DEFENSE WHICH IT MIGHT OTHERWISE HAVE UNDER ANY OTHER LAW OF ANY APPLICABLE JURISDICTION WHICH MIGHT LIMIT OR RESTRICT THE EFFECTIVENESS OR SCOPE OF ANY OF THEIR WAIVERS OR RELEASES HEREUNDER.

             Section 9.  GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.  THE JURISDICTIONAL, VENUE AND SERVICE OF PROCESS PROVISIONS IN SECTION 12.14 OF THE CREDIT AGREEMENT AND THE JURY TRIAL WAIVER IN SECTION 12.15 OF THE CREDIT AGREEMENT SHALL APPLY TO ANY SUIT, ACTION OR PROCEEDING RELATED TO THIS AGREEMENT.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LEINER HEALTH PRODUCTS INC.

By:

Name:
Title:

VITA HEALTH PRODUCTS INC.

By:

Name:
Title:

AGREED TO AND ACCEPTED
AS OF THE DATE FIRST
ABOVE WRITTEN:

THE BANK OF NOVA SCOTIA
As Canadian Agent and a Lender

By:

Name:
Title:

AGREED TO AND ACCEPTED
AS OF THE DATE FIRST
ABOVE WRITTEN:

THE BANK OF NOVA SCOTIA,
as the U.S. Agent and a Lender

By:

Name:
Title: